UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2010

GENEREX BIOTECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

33 Harbour Square, Suite 202, Toronto, Ontario Canada	M5J 2G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 6, 2010, Generex Biotechnology Corporation (the "Company") received a delisting determination letter from the staff of the Nasdaq Stock Market ("Nasdaq"), due to the Company's failure to regain compliance with the Nasdaq Capital Market's minimum bid price requirement for continued listing, set forth in Nasdaq Listing Rule 5550(a)(2).  Unless an appeal is filed, as discussed below, the Company's securities will be delisted from the Nasdaq Capital Market and the trading of the Company's common stock will be suspended at the opening of business on May 17, 2010, and a Form 25-NSE will be filed with the Securities and Exchange Commission (“SEC”), which will remove the Company's securities from listing and registration on The Nasdaq Stock Market.

The Company expects to appeal the Nasdaq Staff's determination within seven calendar days of receipt of the letter. Failure to request a hearing by 4:00 p.m. (Eastern Time) on May 13, 2010 will result in the suspension of trading and delisting of the Company's common stock under the terms of the delisting determination letter.

The delisting determination letter states that historically, the Hearings Panel has generally viewed a reverse stock split in 30 to 60 days as the only definitive plan acceptable to resolve a bid price deficiency, but that the Hearings Panel could allow up to 180 calendar days from the date of the Staff determination to accomplish a split if the Hearings Panel deems it appropriate.  In early May 2010, the Company’s Board of Directors approved a reverse stock split proposal for consideration by the Company’s stockholders at the annual meeting in anticipation of the receipt of a delisting determination from Nasdaq.  On May 4, 2010, the Company filed with the SEC its preliminary proxy statement, including the proposal seeking shareholder approval of a reverse stock split, in connection with the annual meeting of the stockholders scheduled for July 28, 2010.

If the Company appeals the delisting determination, the appeal will stay the suspension of the Company's securities and the filing of the Form 25-NSE until a hearing process concludes and the Hearing Panel has issued a written decision.  There can be no assurance that the Hearing Panel will grant the Company's request for continued listing in this written decision.

On July 23, 2008, the Company received notice from the Nasdaq Staff that it was not compliance with Marketplace Rule 4310(c)(4) (now known as Listing Rule 5550(a)(2)), which requires the Company to have a minimum bid price per share of at least $1.00 for thirty (30) consecutive business days.  In accordance with this Rule, the Company had 180 calendar days, or until January 20, 2009, subject to extension, to regain compliance with this Rule.  The initial compliance period of 180 calendar days ending on January 20, 2009 was subsequently extended until November 9, 2009 due to Nasdaq’s temporary suspension of the minimum bid price requirement from October 16, 2008 until August 3, 2009.

On November 9, 2009, the Company received a second letter from Nasdaq indicating that it had not regained compliance with the $1.00 minimum bid price required for continued listing under Listing Rule 5550(a)(2) within the grace period previously allowed by Nasdaq following the initial notice of noncompliance on July 23, 2008.  Pursuant to Listing Rule 5810(c)(3)(A), Nasdaq gave the Company an additional 180 calendar day compliance period because it met all other initial inclusion criteria (other than the minimum bid price requirement) as of January 6, 2009.  The Company had 180 calendar days, or until May 5, 2010, to regain compliance with the rule.  To regain compliance with the minimum bid price continued listing requirement, the bid price of our common stock had to close at $1.00 per share or more for a minimum of ten consecutive business days.  As of May 5 2010, the Company was unable to regain compliance with the minimum bid price requirement.  On that date, the Company’s common stock closed at $0.3999 per share.

On May 7, 2010, the Company issued a press release announcing that it had received the aforementioned notice from Nasdaq Stock Exchange.  The full text of the press release is included in this document as Exhibit 99.1 and incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release issued by Generex Biotechnology Corporation on May 7, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: May 7, 2010	By:	/s/ Rose C. Perri
Chief Operating Officer and Chief Financial Officer
(principal financial officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Generex Biotechnology Corporation on May 7, 2010